Growth & Income Portfolio
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
01/31/02	Loews Corp.


Shares            Price         Amount
300		  $28.00	$8,400

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      JPMorgan Funds
$1.33       N/A		 0.00%	           0.14%


Broker
Morgan Stanley & Co., Inc.

Underwriters of Loews Corp.


Underwriters			        Number of Shares
Salomon Smith Barney, Inc.                    4,987,400
Morgan Stanley & Co., Inc.                    4,987,400
Credit Suisse First Boston Corp.              4,987,400
Goldman, Sachs & Co.                          4,987,400
Merrill Lynch, Pierce, Fenner & Smith, Inc.   4,987,400
Lehman Brothers, Inc.                         2,075,875
Banc of America Securities LLC                2,075,875
J.P. Morgan Securities, Inc.                  2,075,875
UBS Warburg LLC                               2,075,875
Bear, Stearns & Co., Inc.                       145,500
Blaylock & Partners, L.P.                       145,500
Deutsche Banc Alex. Brown, Inc.                 145,500
Dresdner Kleinwort Wasserstein Securities LLC   145,500
A.G. Edwards & Sons, Inc.                       145,500
Janney Montgomery Scott LLC                     145,500
Jefferies & Company                             145,500
Legg Mason Wood Walker, Inc.                    145,500
Neuberger & Berman, LLC                         145,500
Sanford C. Bernstein & Co., Inc.                 75,000
Dominick & Dominick LLC                          75,000
Midwest Research                                 75,000
Samuel A. Ramirez & Co., Inc.                    75,000
Sanders Morris Harris                            75,000
Muriel Siebert & Co., Inc.                       75,000
Total                                        35,000,000